Exhibit 99.1

Innovation. Experience. Performance.

NEWS RELEASE

 JAMES F. WINSCHEL APPOINTED TO THE
BOARD OF DIRECTORS OF CAMBREX CORPORATION

East Rutherford, NJ – May 29, 2014 – Cambrex Corporation (NYSE: CBM, “Cambrex”)  announced today that James F. Winschel, Jr., age 64, was appointed to the Company’s Board of Directors for a term expiring on the date of its 2015 annual meeting and will serve on the Board’s Audit Committee and Regulatory Affairs Committee.  Mr. Winschel’s appointment maintains the size of the Board at nine members following John Miller’s retirement in April.

Chairman of the Board, Shlomo Yanai, commented, “Jim has enjoyed a distinguished business career and his appointment further strengthens our functional expertise and life sciences experience on the Board.  I am confident that he will make significant contributions to our company.”

Following thirteen years as Senior Vice President and Chief Financial Officer of PAREXEL International Corporation (NASDAQ: PRXL), a leading biopharmaceutical services organization providing comprehensive drug development, consulting, medical communications, and technology services and solutions to the biopharmaceutical industry in over 100 countries, Mr. Winschel was named Executive Vice President of PAREXEL in September 2013.

As CFO of PAREXEL, Mr. Winschel was responsible for directing all worldwide financial and related matters.  Since joining PAREXEL in June 2000, PAREXEL’s revenue has grown by more than $1.5 billion, backlog has increased by $4.5 billion, and PAREXEL’s market capitalization went from $225 million to $2.8 billion.

Prior to joining PAREXEL, Mr. Winschel served as President of U.B. Vehicle Leasing, Inc., a division of BTM Capital Corporation, a subsidiary of The Bank of Tokyo-Mitsubishi, Ltd.  Prior to assuming the presidency of this division, he served as Executive Vice President and CFO of BTM Capital.  Previously, Mr. Winschel held leadership positions at Caremark International, Inc., Whirlpool Financial Corporation, and the General Electric Company.

About Cambrex
Cambrex Corporation is an innovative life sciences company that provides products, services and technologies to accelerate the development and commercialization of small molecule therapeutics.  The Company offers Active Pharmaceutical Ingredients (APIs), advanced intermediates and enhanced drug delivery products for branded and generic pharmaceuticals. Development and manufacturing capabilities include enzymatic biotransformations, high potency APIs, high energy chemical synthesis, controlled substances and formulation of finished dosage form products.  For more information, please visit www.cambrex.com.

Contact:	Stephanie LaFiura
Investor Relations Associate
Phone:	201.804.3037
Email:	stephanie.lafiura@cambrex.com

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